EXHIBIT 3.1a

                       MEDSTRONG INTERNATIONAL CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Medstrong International Corporation (the "corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: That the Board of Directors of the corporation on June 30, 2006, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation:

      RESOLVED, that the Board of Directors declares advisable, and recommends to the stockholders for adoption, the following amended Article FOURTH to replace, in its entirety, the Article FOURTH of the corporation's Certificate of
Incorporation:

            FOURTH: The corporation is authorized to issue two classes of shares of stock, designated "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is One Billion Ten Million (1,010,000,000) shares. The number of shares of Common Stock authorized is One Billion (1,000,000,000) shares, $0.001 par value per share. The number of shares of Preferred Stock authorized is Ten Million (10,000,000) shares, $0.001 par value per share.

            Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:


      (a) The number of shares constituting the series and the designation of such series;
      (b) The dividend rate on the shares of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the corporation's capital stock, and whether such dividends shall be cumulative or non-cumulative;
      (c) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;
      (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
      (e) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of the corporation's capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges;
      (f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;
      (g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and (h) The provisions as to voting, optional and/or other special rights and preferences, if any.


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            Dividends on outstanding  shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

            If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

      SECOND:That the amendment was fully approved and adopted by the affirmative written consent of the majority of shares outstanding, in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this ____ day of August, 2006.

                                            Medstrong International Corporation

                                                /s/ Jeanine Folz
                                            By: --------------------------------
                                                President


ATTEST:

/s/ R. Cohen
----------------------------
Secretary